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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:				Date examination completed:

811-21295				February 28, 2013
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

JPMorgan Trust I
4. Address of principal executive office (number, street, city, state, zip code):

270 Park Avenue, New York, NY 10017

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

SEC 2198 (04-09)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of JPMorgan Trust I:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each fund listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of February 28, 2013. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 28, 2013, and with respect to agreement of security purchases and sales, for the period from our last examination date (as detailed in Appendix A), through February 28, 2013:

•	Reconciliation of all securities shown on the books and records of the Funds to the statements from J.P. Morgan Chase Bank, N.A. (the “Custodian”);

•	Count and inspection of all securities located in the vault of the J.P. Morgan Chase Bank, New York at 4 Chase Metrotech Center, New York, NY 11245. Except for funds with a February 28 fiscal year end (as detailed in Appendix A), the count and inspection was performed without prior notice to management;

•	Confirmation of all securities of the Funds held at the Depository Trust Company and the Federal Reserve Bank of New York in book entry form and review of the reconciliation procedures performed by the Custodian at an omnibus level between the depositories and the books and records of the Custodian;

•	Confirmation of security positions held by the Custodian at foreign sub-custodians and review of the reconciliation procedures performed by the Custodian at an omnibus level between the foreign sub-custodians and the books and records of the Custodian;

•	Agreement of 3 security purchases and 3 security sales or maturities since our last report from the books and records of the Funds to broker confirmations or, where broker replies were not received, the application of alternative procedures; and

•	Confirmation of all repurchase agreements and underlying collateral with brokers/banks or, where replies were not received, the application of alternative procedures.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2013 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of JPMorgan Trust I and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 30, 2014

2 of 5

Appendix A

Fund	Last Examination Date
JPMorgan 100% U.S. Treasury Securities Money Market Fund*	June 30, 2012
JPMorgan California Municipal Money Market Fund*	June 30, 2012
JPMorgan California Tax Free Bond Fund*	June 30, 2012
JPMorgan Credit Opportunities Fund*	June 30, 2012
JPMorgan Current Income Fund*	June 30, 2012
JPMorgan Current Yield Money Market Fund*	June 30, 2012
JPMorgan Diversified Real Return Fund	June 30, 2012
JPMorgan Emerging Markets Debt Fund*	June 30, 2012
JPMorgan Federal Money Market Fund*	June 30, 2012
JPMorgan Floating Rate Income Fund	June 30, 2012
JPMorgan Global Bond Opportunities Fund	June 30, 2012
JPMorgan Inflation Managed Bond Fund*	June 30, 2012
JPMorgan Intermediate Tax Free Bond Fund*	June 30, 2012
JPMorgan Managed Income Fund*	June 30, 2012
JPMorgan Multi-Sector Income Fund*	June 30, 2012
JPMorgan New York Municipal Money Market Fund*	June 30, 2012
JPMorgan New York Tax Free Bond Fund*	June 30, 2012
JPMorgan Prime Money Market Fund*	June 30, 2012
JPMorgan Real Return Fund*	June 30, 2012
JPMorgan SmartAllocation Income Fund*	June 30, 2012
JPMorgan Strategic Income Opportunities Fund*	June 30, 2012
JPMorgan Tax Aware High Income Fund*	June 30, 2012
JPMorgan Tax Aware Income Opportunities Fund*	June 30, 2012
JPMorgan Tax Free Money Market Fund*	June 30, 2012
JPMorgan Total Return Fund*	June 30, 2012
Highbridge Dynamic Commodities Strategy Fund	October 31, 2012
Highbridge Statistical Market Neutral Fund	October 31, 2012
JPMorgan Asia Pacific Fund	October 31, 2012
JPMorgan China Region Fund	October 31, 2012
JPMorgan Commodities Strategy Fund	December 17, 2012	(inception date)
JPMorgan Diversified Risk Fund	February 12, 2013	(inception date)
JPMorgan Emerging Economies Fund	October 31, 2012
JPMorgan Emerging Markets Equity Fund	October 31, 2012
JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2012
JPMorgan Ex-G4 Currency Strategies Fund	October 31, 2012
JPMorgan Global Allocation Fund	October 31, 2012
JPMorgan Global Equity Income Fund	October 31, 2012
JPMorgan Global Natural Resources Fund	October 31, 2012
JPMorgan Global Opportunities Fund	October 31, 2012
JPMorgan Global Research Enhanced Index Fund	February 28, 2013	(inception date)
JPMorgan Global Unconstrained Equity Fund	October 31, 2012
JPMorgan Growth Long/Short Fund	October 31, 2012
JPMorgan Income Builder Fund	October 31, 2012
JPMorgan India Fund	October 31, 2012
JPMorgan International Currency Income Fund	October 31, 2012

3 of 5

JPMorgan International Equity Fund	October 31, 2012
JPMorgan International Opportunities Fund	October 31, 2012
JPMorgan International Realty Fund	October 31, 2012
JPMorgan International Unconstrained Equity Fund	October 31, 2012
JPMorgan International Value Fund	October 31, 2012
JPMorgan International Value SMA Fund	October 31, 2012
JPMorgan Intrepid European Fund	October 31, 2012
JPMorgan Intrepid International Fund	October 31, 2012
JPMorgan Latin America Fund	October 31, 2012
JPMorgan Multi-Cap Long/Short Fund	October 31, 2012
JPMorgan Research Equity Long/Short Fund	October 31, 2012
JPMorgan Research Market Neutral Fund	October 31, 2012
JPMorgan Russia Fund`	October 31, 2012
JPMorgan Strategic Preservation Fund	October 31, 2012
JPMorgan Tax Aware Equity Fund	October 31, 2012
JPMorgan Tax Aware Real Return Fund	October 31, 2012
JPMorgan Tax Aware Real Return SMA Fund	October 31, 2012
JPMorgan Total Emerging Markets Fund	October 31, 2012
Security Capital U.S. Core Real Estate Securities Fund	December 31, 2012
JPMorgan Access Balanced Fund	December 31, 2012
JPMorgan Access Growth Fund	December 31, 2012
JPMorgan Alternative Strategies Fund	December 31, 2012
JPMorgan Disciplined Equity Fund	December 31, 2012
JPMorgan Diversified Fund	December 31, 2012
JPMorgan Dynamic Growth Fund	December 31, 2012
JPMorgan Dynamic Small Cap Growth Fund	December 31, 2012
JPMorgan Equity Focus Fund	December 31, 2012
JPMorgan Growth and Income Fund	December 31, 2012
JPMorgan Intrepid Advantage Fund	December 31, 2012
JPMorgan Intrepid America Fund	December 31, 2012
JPMorgan Intrepid Growth Fund	December 31, 2012
JPMorgan Intrepid Value Fund	December 31, 2012
JPMorgan Mid Cap Core Fund	December 31, 2012
JPMorgan Mid Cap Equity Fund	December 31, 2012
JPMorgan Small Cap Core Fund	December 31, 2012
JPMorgan Small Cap Equity Fund	December 31, 2012
JPMorgan SmartAllocation Equity Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2015 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2020 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2025 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2030 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2035 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2040 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2045 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2050 Fund	July 2, 2012	(inception date)
JPMorgan U.S. Dynamic Plus Fund	December 31, 2012
JPMorgan U.S. Equity Fund	December 31, 2012
JPMorgan U.S. Large Cap Core Plus Fund	December 31, 2012

4 of 5

JPMorgan U.S. Large Cap Core Plus Fund II	December 31, 2012
JPMorgan U.S. Research Equity Plus Fund	December 31, 2012
JPMorgan U.S. Small Company Fund	December 31, 2012
JPMorgan Value Advantage Fund	December 31, 2012

*	Fund with a February 28, 2013 fiscal year end

5 of 5

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 28, 2013, and from the period from our last examination date (as detailed in Appendix A) through February 28, 2013.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2013, and from the period from our last examination date (as detailed in Appendix A) through February 28, 2013, with respect to securities reflected in the investment accounts of the Funds.

JPMorgan Trust I

By:	/s/ Joseph Parascondola
Mr. Joseph Parascondola Assistant Treasurer

May 30, 2014
Date

Appendix A

Fund	Last Examination Date
JPMorgan 100% U.S. Treasury Securities Money Market Fund	June 30, 2012
JPMorgan California Municipal Money Market Fund	June 30, 2012
JPMorgan California Tax Free Bond Fund	June 30, 2012
JPMorgan Credit Opportunities Fund	June 30, 2012
JPMorgan Current Income Fund	June 30, 2012
JPMorgan Current Yield Money Market Fund	June 30, 2012
JPMorgan Diversified Real Return Fund	June 30, 2012
JPMorgan Emerging Markets Debt Fund	June 30, 2012
JPMorgan Federal Money Market Fund	June 30, 2012
JPMorgan Floating Rate Income Fund	June 30, 2012
JPMorgan Global Bond Opportunities Fund	June 30, 2012
JPMorgan Inflation Managed Bond Fund	June 30, 2012
JPMorgan Intermediate Tax Free Bond Fund	June 30, 2012
JPMorgan Managed Income Fund	June 30, 2012
JPMorgan Multi-Sector Income Fund	June 30, 2012
JPMorgan New York Municipal Money Market Fund	June 30, 2012
JPMorgan New York Tax Free Bond Fund	June 30, 2012
JPMorgan Prime Money Market Fund	June 30, 2012
JPMorgan Real Return Fund	June 30, 2012
JPMorgan SmartAllocation Income Fund	June 30, 2012
JPMorgan Strategic Income Opportunities Fund	June 30, 2012
JPMorgan Tax Aware High Income Fund	June 30, 2012
JPMorgan Tax Aware Income Opportunities Fund	June 30, 2012
JPMorgan Tax Free Money Market Fund	June 30, 2012
JPMorgan Total Return Fund	June 30, 2012
Highbridge Dynamic Commodities Strategy Fund	October 31, 2012
Highbridge Statistical Market Neutral Fund	October 31, 2012
JPMorgan Asia Pacific Fund	October 31, 2012
JPMorgan China Region Fund	October 31, 2012
JPMorgan Commodities Strategy Fund	December 17, 2012	(inception date)
JPMorgan Diversified Risk Fund	February 12, 2013	(inception date)
JPMorgan Emerging Economies Fund	October 31, 2012
JPMorgan Emerging Markets Equity Fund	October 31, 2012
JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2012
JPMorgan Ex-G4 Currency Strategies Fund	October 31, 2012
JPMorgan Global Allocation Fund	October 31, 2012
JPMorgan Global Equity Income Fund	October 31, 2012
JPMorgan Global Natural Resources Fund	October 31, 2012
JPMorgan Global Opportunities Fund	October 31, 2012
JPMorgan Global Research Enhanced Index Fund	February 28, 2013	(inception date)
JPMorgan Global Unconstrained Equity Fund	October 31, 2012
JPMorgan Growth Long/Short Fund	October 31, 2012
JPMorgan Income Builder Fund	October 31, 2012
JPMorgan India Fund	October 31, 2012
JPMorgan International Currency Income Fund	October 31, 2012
JPMorgan International Equity Fund	October 31, 2012
JPMorgan International Opportunities Fund	October 31, 2012
JPMorgan International Realty Fund	October 31, 2012
JPMorgan International Unconstrained Equity Fund	October 31, 2012
JPMorgan International Value Fund	October 31, 2012

JPMorgan International Value SMA Fund	October 31, 2012
JPMorgan Intrepid European Fund	October 31, 2012
JPMorgan Intrepid International Fund	October 31, 2012
JPMorgan Latin America Fund	October 31, 2012
JPMorgan Multi-Cap Long/Short Fund	October 31, 2012
JPMorgan Research Equity Long/Short Fund	October 31, 2012
JPMorgan Research Market Neutral Fund	October 31, 2012
JPMorgan Russia Fund`	October 31, 2012
JPMorgan Strategic Preservation Fund	October 31, 2012
JPMorgan Tax Aware Equity Fund	October 31, 2012
JPMorgan Tax Aware Real Return Fund	October 31, 2012
JPMorgan Tax Aware Real Return SMA Fund	October 31, 2012
JPMorgan Total Emerging Markets Fund	October 31, 2012
Security Capital U.S. Core Real Estate Securities Fund	December 31, 2012
JPMorgan Access Balanced Fund	December 31, 2012
JPMorgan Access Growth Fund	December 31, 2012
JPMorgan Alternative Strategies Fund	December 31, 2012
JPMorgan Disciplined Equity Fund	December 31, 2012
JPMorgan Diversified Fund	December 31, 2012
JPMorgan Dynamic Growth Fund	December 31, 2012
JPMorgan Dynamic Small Cap Growth Fund	December 31, 2012
JPMorgan Equity Focus Fund	December 31, 2012
JPMorgan Growth and Income Fund	December 31, 2012
JPMorgan Intrepid Advantage Fund	December 31, 2012
JPMorgan Intrepid America Fund	December 31, 2012
JPMorgan Intrepid Growth Fund	December 31, 2012
JPMorgan Intrepid Value Fund	December 31, 2012
JPMorgan Mid Cap Core Fund	December 31, 2012
JPMorgan Mid Cap Equity Fund	December 31, 2012
JPMorgan Small Cap Core Fund	December 31, 2012
JPMorgan Small Cap Equity Fund	December 31, 2012
JPMorgan SmartAllocation Equity Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2015 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2020 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2025 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2030 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2035 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2040 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2045 Fund	July 2, 2012	(inception date)
JPMorgan SmartRetirement Blend 2050 Fund	July 2, 2012	(inception date)
JPMorgan U.S. Dynamic Plus Fund	December 31, 2012
JPMorgan U.S. Equity Fund	December 31, 2012
JPMorgan U.S. Large Cap Core Plus Fund	December 31, 2012
JPMorgan U.S. Large Cap Core Plus Fund II	December 31, 2012
JPMorgan U.S. Research Equity Plus Fund	December 31, 2012
JPMorgan U.S. Small Company Fund	December 31, 2012
JPMorgan Value Advantage Fund	December 31, 2012